Exhibit 10(l)

SECOND ADDENDUM TO AGREEMENT OF LEASE

THIS SECOND ADDENDUM TO AGREEMENT OF LEASE, dated as of May __, 2006 (this “Addendum”) is made by and between HEADWATERS ASSOCIATES, a Pennsylvania general partnership, with an address at 10 North Church Street, Suite 307, West Chester, Chester County, Pennsylvania 19380 (“Lessor”) and DNB FIRST, NATIONAL ASSOCIATION, a national banking association having a principal place of business at 4 Brandywine Avenue, Downingtown, Chester County, Pennsylvania 19335 ("Lessee").

Background:

A. On February 10, 2005, Lessor and Lessee entered into an Agreement of Lease (as amended and supplemented from time to time, the “Lease”), providing for a lease from Lessor to Lessee of certain premises consisting of 4,770 square feet (the “Original Leased Premises”) on the first floor space of the four story building at 2 North Church Street, West Chester, Pennsylvania (the “Building”).

B. Lessor and Lessee entered into an Addendum to Agreement of Lease dated as of November 15, 2005 (the “First Addendum”), pursuant to which the parties agreed to add certain third floor conference room space as “Additional Leased Premises” under the Lease and to provide for additional rent and other terms relating to the Additional Leased Premises.

C. Lessor and Lessee have obtained a measurement of the actual, useable square footage of the Leased Premises and wish to adjust the rentals to conform to the actual square footage, on the terms and conditions contained in this Addendum.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual benefits contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Addendum shall have the same meaning in this Addendum as such terms have in the original Lease and the First Addendum respectively.

2. Square Footage and Basic Rent for Original Leased Premises. The number of square feet of floor space in the Original Leased Premises, as used for all purposes in the Lease, is hereby modified to 4,998 square feet. The first three (3) sentences of Section 3 of the original Lease (as amended by the First Supplement) are hereby modified to read in full as follows:

During the initial Lease year beginning on the date hereof and ending on July 31, 2006, Lessee shall pay to Lessor as base rent (“Base Rent”) for the Original Leased Premises the sum of Nineteen Dollars and Seventy-Five Cents Dollars ($19.75) per square foot per year for a total Base Rent of Ninety Eight Thousand Seven Hundred Ten and 50/100 Dollars ($98,710.50), without set off or any demand therefor, at the place designated by Lessor, in equal, consecutive monthly installments of Eight Thousand Two Hundred Twenty-Five and 88/100 ($8,225.88), each such installment to be due and payable in advance on the first day of each month during the Term. In the event the Term shall begin and end other than on the first day and last day, respectively, of a calendar month, the rental for such partial month shall be adjusted utilizing the number of days of the Term actually contained in the calendar month during which the Term begins and ends, respectively. The Base Rent shall remain constant through July 31, 2007.

3. Square Footage and Basic Rent for Additional Leased Premises.  The number of square feet of floor space in the Additional Leased Premises, as used for all purposes in the Lease, is hereby modified to 503 square feet. The first sentence of Section 3 of the First Addendum is hereby modified to read in full as follows:

From the date hereof through July 31, 2006, at a rate of Twelve Dollars ($12.00) per square foot per year, for equal, consecutive monthly installments of $503.00. This is equivalent to an annualized Base Rent for the Additional Leased Premises of Six Thousand Thirty Dollars ($6,036.00).

4. Credits and Charges for Past Base Rent.

(a) Lessor hereby agrees that Lessee is entitled to a credit of $61.00 per month (allocable for partial months) on account of Base Rent heretofore paid for the Original Leased Premises, for a total credit for Base Rent on the Original Leased Premises of $396.50 for the period through and including May 31, 2006.

(b) Lessee hereby agrees that Lessor is entitled to a credit of $375.25 per month (allocable for partial months) on account of Base Rent heretofore paid for the Original Leased Premises, for a total credit for Base Rent on the Original Leased Premises of $3,377.25 for the period through and including May 31, 2006.

(c) As a result of the foregoing, the parties agree that Lessor is entitled to a net, aggregate credit of $2,980.75 on account of Base Rent on all of the Leased Premises for the period through and including May 31, 2006. Lessee agrees to pay Lessor this sum upon the execution of this Addendum.

5. Reaffirmation of Lease. The terms and conditions of the Original Lease, as modified by the First Addendum, as further modified by this Addendum, are hereby reaffirmed by the Lessor and Lessee as modified by this Addendum.

6. Miscellaneous.

(a) Examination or review of this Addendum by or on behalf of either Lessor or Lessee shall not be construed as approval or acceptance hereof and this Lease shall not be effective until executed by duly authorized signatories of both Lessor and Lessee. This Addendum may not be amended or modified except by a writing signed by Lessor and Lessee.

(b) No consent or waiver, express or implied, by Lessor or Lessee to or of any breach of any agreement or duty to the other shall be construed as a consent or waiver of any other breach of the same or any other agreement or duty.

(c) The invalidity or unenforceability of any provision of this Addendum shall not affect or render invalid or unenforceable any other provision hereof.

(d) This Addendum and the Lease shall be construed under the laws and judicial interpretations of the Commonwealth of Pennsylvania, as they may be pre-empted by federal law.

(e) This Addendum shall not be recorded in whole or in memorandum form by Lessee without the prior written consent of Lessor.

(f) Lessor and Lessee represent and warrant to each other that they have not consulted or contacted any agent, broker, or finder in connection with this Addendum. Lessor and Lessee agree to defend, indemnify and hold the other harmless from any and all claims for compensation or commission, or any portion thereof, in connection with this Lease by any broker, agent, or finder (other than Broker) claiming to have dealt with the indemnifying party.

IN WITNESS WHEREOF, Lessor and Lessee have caused the due execution of this Addendum on their respective behalf.

LESSOR:

HEADWATERS ASSOCIATES
Witness:

_______________________	By:__________________________________
Print Name:______________	William Dalusio, General Partner

ATTEST:	LESSEE:

DNB FIRST, NATIONAL ASSOCIATION

________________________	By: __________________________________
Ronald K. Dankanich, Secretary	William J. Hieb, President